EXHIBIT 99.1

Press Release dated November 1, 2016, announcing the Employment Agreement.

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 Airborne Wireless Network Appoints Earle Olson, As Vice President of Industry Relations

SIMI VALLEY, Calif., November 1, 2016 /PRNewswire/ -- Airborne Wireless Network (OTC QB: ABWN) is pleased to announce that it has appointed Mr. Earle Olson, Vice President of Industry Relations.  Airborne Wireless Network has entered into a written employment agreement with Mr. Olson.

Mr. Olson brings to Airborne Wireless Network more than 35 years experience in business development (most recently with TE Connectivity for the past 24 years ) with specialty experience in global commercial and military industries and a significant background in airborne applications from inflight entertainment and networking, to flight controls, sensors and more.

Mr. Olson’s acceptance of this position with Airborne Wireless Network compliments its executive team’s experience, as Mr. Olson’s experience will be useful regarding connecting the aerial part of the Infinitus Super Highway to ground stations and related activity.

Airborne Wireless Network
www.airbornewirelessnetwork.com
info@airbornewirelessnetwork.com
805-583-4302

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forw ard looking statements.

Risks and uncertainties include, but are not limited to, availability of capital, general industry conditions and competition; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; challenges in new product development; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

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